EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Primal Solutions, Inc. on Form S-8 of our report dated March 2, 2004, except for Notes 3 and 12, as to which the date is March 27, 2004, appearing in the prospectus of Primal Solutions, Inc. filed on September 13, 2004 pursuant to Rule 424(b)(3) (SEC File No. 333-117786) and appearing in the Annual Report of Primal Solutions, Inc. on Form 10-KSB for the year ended December 31, 2003.

/s/ Haskell & White LLP

Irvine, California

January 7, 2005